Exhibit 99.1

Advanced Marketing Services, Inc. Announces Adoption of Stockholder Rights Plan

    SAN DIEGO--(BUSINESS WIRE)--Aug. 9, 2005--Advanced Marketing Services, Inc. (Pink Sheets:MKTS) (the "Company") announced that it has adopted a stockholder rights plan to discourage abusive takeover tactics and to provide the Company's Board of Directors with sufficient time to respond appropriately to a takeover attempt and seek alternative opportunities, if appropriate, to maximize stockholder value. The rights will be issued as a dividend to stockholders of record on August 22, 2005. The plan will expire on August 9, 2008.
    Under the plan, if an entity acquires more than 15% of the Company's stock, or in the event of a squeeze-out merger, holders of the rights would be entitled to purchase either the Company's stock or stock in the merged entity at half of market value. The ownership by an entity of more than 15% of the Company's stock as of today's date, however, will not cause the rights to be exercisable provided that the entity does not subsequently acquire additional shares of the Company's stock.
    The Company will be entitled to redeem the rights for a nominal amount at any time until the tenth day following public announcement that a 15% position has been acquired.

    Details will be mailed to stockholders.


    CONTACT: Advanced Marketing Services, Inc.
             Gary Lloyd, 858-450-3514